Exhibit 5.2
[LETTERHEAD OF VENABLE LLP]

August 30, 2013

Healthcare Trust of America, Inc.
Suite 320
16435 North Scottsdale Road
Scottsdale, Arizona 85254

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), and the Company of (a) up to $300,000,000 aggregate principal amount of the Operating Partnership’s 3.70% Senior Notes due 2023 (the “Exchange Notes”) and (b) the guarantee by the Company of the obligations of the Operating Partnership under the Exchange Notes (the “Exchange Notes Guarantee”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Operating Partnership in exchange for the outstanding $300,000,000 aggregate principal amount of the Operating Partnership’s 3.70% Senior Notes due 2023 (the “Original Notes”) that were issued pursuant to that certain Purchase Agreement, dated March 21, 2013 (the “Purchase Agreement”), by and among the Company and the Operating Partnership, on the one hand, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the initial purchasers named in Schedule A thereto, on the other hand. This firm did not participate in the negotiation or drafting of the Purchase Agreement or the Indenture (as defined herein).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (a) the sale and issuance of the Original Notes, (b) the issuance of the Exchange Notes, (c) the guarantee of the Original Notes by the Company, (d) the Exchange Notes Guarantee and (e) the execution, delivery and performance by the Company of the Indenture, certified as of the date hereof by an officer of the Company;
6.The Purchase Agreement;
7.The Indenture, dated as of March 28, 2013 (the “Indenture”), by and among the Operating Partnership, the Company and U.S. Bank National Association;
8.The Exchange Notes Guarantee by the Company, contained in the Indenture;
9.A certificate executed by an officer of the Company, dated as of the date hereof; and

10.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.The Exchange Notes, if and when issued, will have identical terms as the Original Notes, except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement (as defined in the Indenture), and be issued in exchange therefor as contemplated by the Indenture, the Purchase Agreement and the Registration Statement.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action of the Company. The Exchange Notes Guarantee has been duly authorized by the Company.
3.The Indenture has been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. O’Melveny & Myers LLP, counsel to the Company and the Operating Partnership, may rely on this opinion in connection with any opinions to be delivered by it in connection with the Exchange Notes and the Exchange Notes Guarantee. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP